Exhibit 99.1

FOR IMMEDIATE RELEASE

Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 492-0505 www.metabolix.com

Investor Relations Contact: Kathleen Heaney ICR (203) 803-3585 ir@metabolix.com	Media Contact: Brian Ruby ICR (203) 682-8200

Metabolix Reports Fourth Quarter and Full Year 2006 Financial Results

Cambridge, Massachusetts, March 7, 2007. Metabolix, Inc. (NASDAQ: MBLX) today reported financial results for the three and twelve months ended December 31, 2006.  The Company reported a net loss of $7.5 million for the fourth quarter of 2006 and $16.1 million for the twelve months ended December 31, 2006 as compared to a net loss of $2.3 million and $7.6 million for the comparable periods in 2005, respectively.  On a per share basis, the net loss for the fourth quarter 2006 decreased from $0.78 to $0.59, primarily due to the increase in common shares associated with the Company’s initial public offering.  For the twelve month period, the Company reported a net loss per share of $2.96 as compared to a net loss per share of $2.56 for the same period in 2005.

Metabolix reported net cash used in operating activities of $0.8 million for the fourth quarter 2006, which compares to net cash used in operating activities of $1.1 million for the comparable quarter in 2005.  For the twelve months ended December 31, 2006 net cash used in operating activities decreased to $3.5 million from $4.4 million in 2005.

James Barber, Chief Executive Officer, commented, “Financially, strategically and operationally, 2006 was an important year for Metabolix.  In addition to the successful initial public offering which provides us the resources we need to advance our alliance with Archer Daniels Midland Company (ADM), the Company also accomplished several operational milestones, including ADM’s start of construction of the Natural Plastic manufacturing facility at Clinton, Iowa.”  Mr. Barber further commented, “Looking ahead to 2007, we will be building on these achievements to set the stage for the commercial launch of our products in 2008, and to accelerate development of our pipeline opportunities”

Fourth Quarter Operating Highlights

Initial Public Offering - In November 2006, the Company completed its initial public offering (IPO) raising net proceeds of approximately $99.3 million, after underwriting discounts and commissions and other offering expenses, including the exercise of the underwriters’ over allotment option, and an additional $7.5 million in a concurrent private placement of shares purchased by ADM.  Accordingly, as of December 31, 2006, the Company’s cash and marketable securities totaled $122.1 million.  Proceeds from the offering will be used primarily for investments in equipment for commercial formulation of Natural Plastic, pre-commercial manufacturing and marketing activities with ADM, as well as for further research and development for the Company’s switchgrass and other programs.

Construction of Commercial Manufacturing Facility – In December 2006, ADM commenced construction of the Natural Plastic commercial manufacturing facility at Clinton, Iowa.  The facility will have a rated capacity of 110 million pounds per year and is on track to commence operations in the second half of 2008.

Fourth Quarter and Full Year 2006 Financial Overview

Metabolix reported net cash used in operating activities of $0.8 million for the fourth quarter 2006, which compares to net cash used in operating activities of $1.1 million for the comparable quarter in 2005.  For the twelve months ended December 31, 2006, net cash used in operating activities decreased to $3.5 million from $4.4 million in 2005.  Metabolix currently manages its finances with an emphasis on cash flow.  For the quarter and twelve months ended December 31, 2006, net cash used in operating activities declined due to an increase in collaborative partner payments received from ADM, which offset the Company’s increasing operating expenditures.  Net cash used in operating activities, however, is expected to accelerate in 2007 as the Company expands its investments in sales and marketing, pre-commercial manufacturing, product development, branding, and research and development ahead of the commercial launch of Natural Plastic.

The Company received $3.6 million in payments from ADM during the fourth quarter of 2006 for ongoing support and for reimbursements of pre-commercial manufacturing expense.  All of this was recorded as deferred revenue for GAAP purposes.  Consequently, reported revenue for the fourth quarter of 2006 was $0.4 million, which compares to $0.7 million in fourth quarter 2005. The decrease was primarily attributable to the completion of a government grant during the first quarter of 2006.

Total operating expenses in the fourth quarter of 2006 were $8.8 million as compared to $2.4 million in fourth quarter 2005.  The increase in operating expenses was due in part to the recognition of stock based compensation expense under SFAS 123R adopted on January 1, 2006, of $2.3 million during the fourth quarter of 2006.  The Company also had operating expenditures other than stock based compensation of $6.5 million in fourth quarter 2006 versus $2.4 million for the same period in 2005.  The increase was due to higher pre-commercial manufacturing expenses, higher headcount and related expenses for research and development, sales and marketing and general administrative activities.  As of December 31, 2006, the Company had 59 employees, as compared to 37 at the end of 2005.

Research and development expenses were $3.7 million for the quarter ended December 31, 2006, up from $1.9 million for the comparable period in 2005.  Research and development expenses for the fourth quarter in 2006 consisted of $3.6 million for pre-commercial manufacturing activities, headcount and other related expenses and $0.1 million in stock based compensation expense.

General and administrative expenses were $5.0 million for the quarter ended December 31, 2006, up from $0.5 million for the comparable period in 2005.  Of the general and administrative expense for the fourth quarter in 2006, $2.2 million was related to the recognition of stock based compensation expenses and $2.8 million was related to headcount and related expenses for the Company’s sales and marketing initiatives, as well as administrative infrastructure to support being a publicly traded company.

2007 Objectives

Market Development – Metabolix is expanding its sales and marketing, product development and pre-commercial manufacturing activities to build a portfolio of customer applications in testing and qualification trials.  As of February 2007, the Company had a pipeline of approximately 40 customer prospects evaluating more than 60 application targets.  Of these prospects, about 20 are in various stages of prototype product testing and qualification.

Pre-commercial Manufacturing – In order to supply greater amounts of Natural Plastic material for market development activities, Metabolix and ADM are investing in an expansion of pre-commercial production capacity from about 17,000 pounds per month to about 50,000 pounds per month.  This expansion is expected to go into operation during the second quarter of 2007.  During the fourth quarter, the Company operated its pre-commercial production facilities near capacity.

Branding – The Company expects to formally roll out the branding for Natural Plastic as well as a name for the joint venture company with ADM in the second quarter.  This branding will be incorporated into co-branding relationships the Company intends to establish with its customer prospects.

Research – Metabolix is expanding its research to develop improved microbial production strains and other technology that is expected to reduce the cost of manufacturing Natural Plastic.  In addition, the Company has plans to increase its switchgrass research activities with a goal of developing strains with increased production levels of Natural Plastic.

About Metabolix

Founded in 1992, Metabolix, Inc. is developing and commercializing environmentally sustainable and totally biodegradable Natural Plastic as a clean alternative to petroleum-based plastics. The Company is taking a systems approach, from gene to end product, to integrate sophisticated biotechnology with current industrial practice to produce plastics, fuels and chemicals from renewable resources.  In addition to its microbial fermentation platform for production of Natural Plastic, Metabolix is also developing a proprietary platform technology for co-producing, in non-food plant crops such as switchgrass, Natural Plastic and biomass for biofuels such as ethanol and for chemical products. For more information, please visit www.metabolix.com.

(MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, actual manufacturing capacity of the commercial manufacturing facility, manufacturing plans and performance including the timing of commencement of commercial production of Natural Plastic, commercial viability of Natural Plastic, sales potential of Natural Plastic, timing of expansion of pre-commercial manufacturing capacity, timing of launch of branding for Natural Plastics, current or future financial performance and position, management’s strategy, plans and objectives for future operations, product development, present and future research and development, regulatory approval and intellectual property, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our dependence on our collaborative partner for construction of the commercial manufacturing facility, ADM’s ability to complete construction of the commercial manufacturing facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Natural Plastic at commercial scale and in a timely and economic manner, the success of collaborative arrangement with ADM, the ability to complete construction of the pre-commercial manufacturing facility expansion, the market acceptance of our products, our ability to compete with petrochemical-based plastics, fuels and chemicals, our ability to generate future revenues, our expectation of incurring continued losses, the success of our research and development programs, our ability to develop and successfully commercialize Natural Plastic, our ability to obtain required regulatory approvals, our ability to obtain, maintain and protect intellectual property rights for our products, our limited sales and manufacturing capabilities, our ability to hire and retain skilled personnel, and other risks detailed in Metabolix’ filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1 which was declared effective on November 9, 2006. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Revenue
Research and development revenue	$—	$75	$2,505	$106
License fee and royalty revenue from related party	30	50	257	242
Grant revenue	327	582	1,828	2,433
Total revenue	357	707	4,590	2,781

Operating expenses
Research and development expenses, including cost of revenue	3,723	1,876	11,235	5,980
General and administrative expenses	5,033	502	10,879	3,825
Total operating expenses	8,756	2,378	22,114	9,805
Loss from operations	(8,399)	(1,671)	(17,524)	(7,024)

Other income (expense)
Net interest income and expense	902	48	1,462	99
Loss on investment in related party	—	(700)	—	(700)
Net loss	$(7,497)	(2,323)	$(16,062)	$(7,625)

Net loss per share
Basic and Diluted	$(0.59)	$(0.78)	$(2.96)	$(2.56)
Number of shares used in per share calculations
Basic and Diluted	12,665,760	2,977,086	5,432,586	2,975,116

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005

Assets
Cash and short term investments	$122,080	$3,174
Other current assets	1,320	585
Property and equipment, net	3,673	3,005
Restricted cash	498	496
Other assets	25	65
Total assets	$127,596	$7,325

Liabilities and Equity
Accounts payable and accrued expenses	$2,995	$2,130
Other current liabilities	226	843
Long term deferred revenue	13,667	5,621
Other long term liabilities	1,120	1,280
Redeemable convertible preferred stock	—	44,009
Stockholders’ equity	109,588	(46,558)
Total liabilities and equity	$127,596	$7,325

METABOLIX, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(In thousands)

	For the year ending December 31,
	2006	2005
Cash flows from operating activities
Net loss	$(16,062)	$(7,625)
Adjustments to reconcile net loss to cash used in operating activities:

Depreciation	964	315
Stock-based compensation	3,505	27
Loss on investment in related party	—	700
Changes in operating assets and liabilities:
Deferred revenue	7,596	2,621
Other operating assets and liabilities	481	(432)
Net cash used in operating activities	(3,516)	(4,394)

Cash flows from investing activities
Purchase of property and equipment	(1,631)	(1,870)
Net purchases and sales of short term investments	(95,533)	(35)
Net cash used in investing activities	(97,164)	(1,905)

Cash flows from financing activities
Proceeds from issuance of preferred stock	16,819	4,774
Proceeds from initial public offering	106,863	—
Repayments on promissory note and capital lease obligations	(63)	(417)
Option and warrant exercises	408	12
Advances from investors	—	613
Net cash provided by financing activities	124,027	4,982

Net increase (decrease) in cash and cash equivalents	23,347	(1,317)
Cash and cash equivalents at beginning of period	1,835	3,152
Cash and cash equivalents at end of period	$25,182	$1,835

Supplemental disclosure on non cash activities
Cash paid for interest	$5	$10
Conversion of advances from investors to preferred stock	$(613)	—
Conversion of preferred stock to common stock	$44,009

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